Exhibit 99.1
Press Release
BRINSON ELECTED PRESIDENT & CEO
OF GEORGIA-CAROLINA BANCSHARES, INC.
May 23, 2008; Augusta, Georgia
     Georgia-Carolina Bancshares, Inc. (OTCBB:GECR), parent company of First Bank of Georgia announced today the election of Remer Y. Brinson III as President & CEO of the Company.
     The election occurred during the May Board of Directors which followed the Annual Shareholders Meeting on May 19, 2008.
     Brinson has served as President of the subsidiary, First Bank of Georgia, since 1999 and was named Chief Executive Officer of the bank in July 2001.
     He formerly served as President & CEO of Citizens Bank & Trust Company in Evans, Georgia until its acquisition by Allied Bank of Georgia. From 1994 — 1999, he served as Senior Vice President of Allied Bank and Regions Bank.
     Active in the community, Brinson serves as Chairman of the Board of Red Cross of Augusta and also serves on the Board of Directors of CSRA Companies, the Metro Augusta Chamber of Commerce, the Augusta Symphony, and University Healthcare Foundation.
     Patrick G. Blanchard, who has served as President & CEO of the Company since October 6, 1997, will continue to serve on the Board of Directors of Georgia-Carolina Bancshares, Inc. and First Bank of Georgia. In addition, Mr. Blanchard will continue to serve as Vice Chairman of the Board of First Bank of Georgia.
     “Mr. Blanchard will continue to serve both organizations on a more limited basis. Although Pat’s responsibilities may be reducing at this stage in his life, we will still require his counsel and direction as we continue to grow our companies,” stated Samuel A. Fowler, Jr., Chairman of the Board of Georgia-Carolina Bancshares, Inc.
     Blanchard has completed a 35-year career as CEO of three commercial banks and two related publicly traded bank holding companies. Blanchard has received national, regional and local recognition for his skills and success as a bank CEO.
     Georgia-Carolina Bancshares is a bank holding company with approximately $460 million in assets as of March 31, 2008. The company owns First Bank of Georgia which conducts bank operations throughout Augusta, Columbia County and Thomson, Georgia.

PRESS RELEASE
Page Two
May 23, 2008
     Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol GECR.OB.
     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.
     Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
     For additional information, please contact Mr. Remer Y. Brinson III, President & CEO at (706) 731-6600.